Exhibit 99.1

TARPON INDUSTRIES ANNOUNCES 2004 RESULTS OF OPERATIONS

Marysville, Mich., April18— Tarpon Industries, Inc. (“Tarpon” or “the Company”) (AMEX: TPO), a manufacturer and distributor of structural and mechanical steel tubing and steel storage rack systems, today announced results for the year ended December 31, 2004.

2004 Results

According to J. Peter Farquhar, Chairman of the Board and Chief Executive officer of the Company, “Fiscal 2004 was an exciting year for our Company and our shareholders. In April, we consummated the acquisition of Eugene Welding Co. (“EWCO”), which provided a platform company from which we expect to acquire companies in the steel tubing industry, the steel storage racking industry and related industries. In May, the Company acquired Steelbank, Inc. (“Steelbank”), a distributor of mechanical and structural steel tubing products which we believe significantly enhances our steel tubing marketing and distribution capabilities in the United States and Canada. In July, we executed a definitive agreement to purchase the Haines Road facility of Bolton Steel Tube Co. Ltd. (“Haines”).”

For the fiscal year ending December 31, 2004, the Company reported net revenues of approximately $37,622,000 and a net loss of approximately $(1,995,000), or $(1.63) per share. On an unaudited pro forma basis, assuming the acquisitions of EWCO and Steelbank closed at the beginning of 2004 and excluding the acquisition of Haines, the Company reported revenue of approximately $51,037,000 and a net loss of approximately ($1,328,000), or $(1.08) per share.

Farquhar stated, “When taking into consideration Tarpon’s acquisition related costs and adjustments, a material amount in the aggregate, we were pleased with the fiscal 2004 year end financial results”

The Company’s fiscal year-end figures announced exclude the fiscal 2004 financials of the recently purchased Haines, which was acquired in February of 2005. The fiscal 2004 year end financial statements for Haines, as well as pro forma financial statements assuming the acquisition of Haines occurred as of the beginning of fiscal 2004, are expected to be reported in May 2005.

Farquhar added, “Tarpon’s initial public offering was a significant milestone for our organization. We believe that the Company’s improved capital structure and public currency position Tarpon to continue to focus on growing our business and enhancing shareholder value.”

2005 and Long-Term Outlook
 Recent 2005 highlights:
—Completed an IPO with net proceeds to the Company of approximately $14.2 million, including the full exercise of the underwriter’s over-allotment option.

—Closed on the acquisition of the Haines, a mechanical tube manufacturing operation located close to Toronto Canada.
—Appointed Patrick J. Hook, formerly of Copperweld Inc., as President and Chief Operating Officer.

The Company’s long-term strategy is to become a larger and more significant manufacturer and distributor of steel tubing, steel storage rack systems and related products. Tarpon plans to grow organically and through strategic acquisitions. The Company regularly reviews potential acquisition opportunities. However, Tarpon does not presently have a definitive agreement with respect to any such opportunity. As a result, there is no guarantee that any of these potential acquisitions will ever be consummated.

2004 EARNINGS SUMMARY

	2004	2004
	Actual (1)(2)	Pro Forma (2) (3)
	(Audited)	(Unaudited)
	(dollars in thousands except per share data)
Net Revenues	$37,622	$51,037
Net Income (loss)	(1,995)	(1,328)
Net Income (Loss) per Common Share — Basic and Diluted	$(1.63)	$(1.08)
Weighted Average Number of Common Shares	1,227	1,227

(1)	The consolidated financial summary does not include EWCO and Steelbank for the period during 2004 in which each entity was not under Tarpon’s ownership.
(2)	Actual and pro forma financing information do not include any transactions that transpired in 2005, including the Company’s initial public offering of its common stock and the acquisition of the Haines.
(3)	Assumes the acquisition of EWCO and Steelbank closed as of January 1, 2004.

Earnings Conference Call
The Company will host a conference call to discuss its financial results at 11:00 a.m. EDT on April 19, 2005. To participate in the call, please dial 800-895-3606 or, internationally at, 785-424-1065 approximately ten minutes prior to the scheduled starting time. The call will be available live on the internet on the investor relations page of the Company’s website, http://www.tarponind.com. A replay of the call will be available until April 24, 2005. To listen to the replay, please call 800-283-4595. The online archive of the webcast will be available for one year following the call.

About Tarpon Industries, Inc.
Tarpon Industries, Inc., through its wholly owned subsidiaries, manufactures and sells structural and mechanical steel tubing and engineered steel storage rack systems.

Forward-Looking Statements
Certain statements made by Tarpon in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation

Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward- looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales, our ability to successfully integrate acquisitions, changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors, costs related to legal and administrative matters, our ability to realize cost savings expected, inefficiencies related to production that are greater than anticipated, changes in technology and technological risks, increased fuel costs, increased steel costs as it relates to our selling price, work stoppages and strikes at our facilities and that of our customers, the presence of downturns in customer markets where the Company’s goods and services are sold, financial and business downturns of our customers or vendors, and other factors, uncertainties, challenges, and risks detailed in Tarpon’s public filings with the Securities and Exchange Commission. Tarpon does not intend or undertake any obligation to update any forward-looking statements. ...

CONTACT:	J. Peter Farquhar
Chairman of the Board and Chief Executive Officer
810-364-7421 ext. 207

SOURCE: Tarpon Industries, Inc.